Exhibit 99.1

NEWS RELEASE

The Hartford Financial Services Group, Inc. Announces Consent Solicitation For The Holders Of Its 6.1% Notes Due 2041

Hartford, Conn., April 2, 2012 - (BUSINESS WIRE) - The Hartford (NYSE: HIG) announced today that it has commenced a consent solicitation (the “Consent Solicitation”) from holders of record at 5 p.m., New York City time, on March 30, 2012, of its 6.1% senior notes due 2041 (the “Notes”) to terminate the replacement capital covenant entered into by The Hartford dated as of October 17, 2008 in connection with the issuance by The Hartford of $1,750,000,000 aggregate principal amount of 10% fixed-to-floating rate junior subordinated debentures due 2068 (the “Debentures”). The proposed termination of the replacement capital covenant requires, among other conditions, the consent (the “Consent”) of the holders of Notes representing at least a majority in aggregate principal amount. The complete terms and conditions of the consent solicitation are as set forth in The Hartford’s Consent Solicitation Statement dated April 2, 2012, and the related letter of consent (together, the “Solicitation Documents”), to be distributed to holders of the Notes for their consideration. Holders are urged to read the Solicitation Documents carefully.

Under the terms of the replacement capital covenant, The Hartford may only repurchase, redeem or repay the Debentures if a specific portion of the funds used are proceeds from the sale of equity or certain equity-like securities and if such sale took place within a specified time period prior to such repurchase, redemption or repayment. If the proposed termination becomes effective, The Hartford will be able to repurchase, redeem or repay any or all of the Debentures, regardless of the source of the consideration used to repurchase, redeem or repay.

The Consent Solicitation will expire at 5:00 p.m., New York City time, on Tuesday, April 10, 2012, unless extended or earlier terminated by The Hartford (the “Expiration Time”). If The Hartford accepts the valid Consents of holders of at least a majority in aggregate principal amount of the Notes (the “Requisite Consents”), holders who validly deliver their Consent by the Expiration Time in the manner described in the Solicitation Documents will be eligible to receive a consent fee of $10.00 in cash per $1,000 in principal amount of the Notes as to which such Consent was validly delivered. Consents may be revoked at any time prior to the earlier of the date on which the Requisite Consents are obtained and the Expiration Time, which is referred to as the “Revocation Deadline,” but not thereafter.

If the proposed termination of the replacement capital covenant is approved, the termination will be binding on all holders of the Notes, including those that did not deliver their Consent, and only holders validly delivering their Consent on or prior to the Expiration Time will receive the consent fee.

Copies of the Solicitation Documents may be obtained by holders of the Notes from the Information and Tabulation Agent for the Consent Solicitation, Global Bondholder Services Corporation, at (866) 540-1500.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are the Solicitation Agents for the Consent Solicitation. Questions regarding the Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 and to Goldman, Sachs & Co. at (800) 828-3182.

None of The Hartford, the Information and Tabulation Agent, the Solicitation Agents or any of their respective affiliates makes any recommendation as to whether holders of the Notes should deliver their Consent to the proposed termination of the replacement capital covenants pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such recommendation. Each holder of the Notes must make its own decision as to whether to give its Consent.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE A SOLICITATION OF CONSENTS.

THE CONSENT SOLICITATION IS BEING MADE ONLY PURSUANT TO THE SOLICITATION DOCUMENTS THAT THE INFORMATION AND TABULATION AGENT WILL DISTRIBUTE TO HOLDERS OF THE NOTES. HOLDERS OF THE NOTES SHOULD READ CAREFULLY THE SOLICITATION DOCUMENTS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE CONSENT SOLICITATION, BECAUSE THOSE DOCUMENTS CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE CONSENT SOLICITATION.

About The Hartford

The Hartford Financial Services Group Inc. (NYSE: HIG) is a leading provider of insurance and wealth management services for millions of consumers and businesses worldwide. The Hartford is consistently recognized for its superior service, its sustainability efforts and as one of the world’s most ethical companies.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2011 Annual Report on Form 10-K and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

Media Contact:	Investor Contacts:
Shannon Lapierre	Sabra Purtill
860-547-5624	860-547-8691
shannon.lapierre@thehartford.com	sabra.purtill@thehartford.com

Dave Snowden	Ryan Greenier
860-547-3397	860-547-8844
david.snowden@thehartford.com	ryan.greenier@thehartford.com